Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222374

PROSPECTUS SUPPLEMENT

Dated May 1, 2018

(To Prospectus Dated February 8, 2018)

Onconova Therapeutics, Inc.

Warrant to purchase 994,750 Share of Series A Convertible Preferred Stock

994,750 Shares of Series A Convertible Preferred Stock Underlying the Warrants

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus (the “Prospectus”) filed by Onconova Therapeutics, Inc. (the “Company”), dated February 8, 2018, related to the public offering (the “February 2018 Offering”) of the Company’s common stock, pre-funded warrants to purchase shares of common stock, warrants (the “February 2018 Preferred Stock Warrants”) to purchase shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), shares of common stock issuable upon the exercise of the pre-funded warrants and shares of Series A Preferred Stock issuable upon the exercise of the February 2018 Preferred Stock Warrants.  This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “ONTX.”  On April 30, 2018, the last reported sale price of the Company’s common stock on the Nasdaq Capital Market was $0.39 per share.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference into the Prospectus.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. The Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

REPRICING OF CERTAIN FEBRUARY 2018 PREFERRED STOCK WARRANTS

In connection with the February 2018 Offering, the Company agreed to certain restrictions (the “Company Lock-Up”) set forth in Section 5(j) of the Underwriting Agreement dated as of February 8, 2018 (the “February 2018 Underwriting Agreement”) between the Company and H.C. Wainwright & Co., LLC (“HCW”), as the underwriter for the February 2018 Offering. The Company Lock-Up, among other items, prohibited the Company, during a period of one hundred and thirty-five (135) days from February 8, 2018, without the prior written consent of HCW, from offering or selling any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

In connection with Company’s underwritten public offering of securities pursuant to an underwriting agreement between the Company and HCW, dated as of April 27, 2018 (the “April 2018 Offering”), in order to receive HCW’s waiver of the Company Lock-Up, on April 16, 2018, the Company entered into a Lock-Up Waiver Agreement (the “Lock-Up Waiver Agreement”) with HCW and certain holders of the Company’s February 2018 Preferred Stock Warrants, pursuant to which (i) HCW waived the Company Lock-Up solely with respect to the April 2018 Offering, and (ii) the Company agreed to reduce the exercise price of the February 2018 Preferred Stock Warrants such that the exercise price of the February 2018 Preferred Stock Warrants shall be equal to 105% of the public offering price of Common Stock sold in the April 2018 Offering (but only to the extent that such public offering price is lower than the current exercise price of the February 2018 Preferred Stock Warrants) and that such repricing shall be effective concurrently with the closing of the April 2018 Offering. In accordance with the Lock-Up Waiver Agreements, the exercise price of the February 2018 Preferred Stock Warrants was repriced from $1.01 per 0.1 share of Series A Preferred Stock to $0.44625 per 0.1 share of Series A Preferred Stock upon the closing of the April 2018 Offering on May 1, 2018.

This Supplement is being filed to reflect the reduction in the exercise price of the February 2018 Preferred Stock warrants to $0.44625 per 0.1 share of Series A Convertible Preferred Stock:  The form of Lock-up Waiver Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2018.

The date of this Prospectus Supplement is May 1, 2018.